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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        Cash America International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 23, 2003

To Our Shareholders:

     The Annual Meeting of Shareholders of Cash America International, Inc. (the "Company") will be held at the Fort Worth Club, 12th Floor, Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Wednesday, April 23, 2003 at 9:00 a.m., Central Standard Time, for the following purposes:

          (1) To elect eight (8) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

          (2) To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year 2003; and

          (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Common Stock of the Company at the close of business on March 5, 2003 are entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.

     Management sincerely desires your presence at the meeting. However, so that we may be sure that your shares are represented and voted in accordance with your wishes, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                               By Order of the Board of
                                               Directors,

                                                    Hugh A. Simpson
                                                       Secretary

Fort Worth, Texas
March 28, 2003

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102
                         (PRINCIPAL EXECUTIVE OFFICES)

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 2003

                            SOLICITATION OF PROXIES

     The proxy statement and accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Cash America International, Inc., a Texas corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Fort Worth Club located on the 12th Floor of the Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Wednesday, April 23, 2003 at 9:00 a.m., Central Standard Time, and at any recess or adjournment thereof. The solicitation will be by mail, and this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about March 28, 2003.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at its principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no revocation shall be effective until the notice has been received by the Company at or before the Annual Meeting. Any revocation will not affect a vote on any matters taken prior to receipt of the revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

     The expense of this proxy solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from shareholders and will pay the firm a fee of approximately $5,000 for these services. Further solicitation of proxies may be made by telephone or other electronic communication following the original solicitation by directors, officers and regular employees of the Company or by its transfer agent. These persons will not be additionally compensated for these efforts, but they will be reimbursed by the Company for out-of-pocket expenses.

     A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 2002 is being mailed with this Proxy Statement to all shareholders entitled to vote, but it does not form any part of the information for solicitation of proxies.

                     VOTING SECURITIES OUTSTANDING; QUORUM

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 5, 2003 (the "Record Date"). At the close of business on March 5, 2003, there were 24,275,409 shares of Common Stock, par value $.10 per share, issued and outstanding, each of which is entitled to one vote on all matters properly brought before the meeting. There are no cumulative voting rights.

     The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary for the election of directors and for ratification of the appointment of independent auditors.

     Shares voted for a proposal and shares represented by returned proxies that do not contain instructions to vote against a proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes for or against the proposal and will not be treated as shares entitled to vote, but such shares will be counted for purposes of determining the presence of a quorum.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the shareholders of the Company will consider and vote on the following matters:

          (1) Election of eight (8) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

          (2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year 2003; and

          (3) Such other business as may properly come before the meeting or any adjournments thereof.

                             ELECTION OF DIRECTORS

     Shareholders will vote for eight (8) directors who are to be elected for a term expiring at the next annual meeting of shareholders or until their successors shall be elected and shall have qualified. The following slate of eight nominees has been chosen by the Board of Directors and the Board recommends that each be elected. Unless otherwise indicated in the enclosed form of Proxy, the persons named in the proxy intend to nominate and vote for the election of the following nominees for the office of director. All of the nominees are presently serving as directors. Carl P. Motheral, who served as a director since 1983, passed away in January 2003. The Board of Directors has chosen not to fill the position vacated by Mr. Motheral at this time.

                                                                                            DIRECTOR
NAME AND AGE                          PRINCIPAL OCCUPATION DURING PAST FIVE YEARS            SINCE
------------                          -------------------------------------------           --------
Jack Daugherty                Mr. Daugherty has served as Chairman of the Board and Chief    1983
  (55)                        Executive Officer of the Company from its inception until
                              February 2000, when he retired from the position of Chief
                              Executive Officer. Mr. Daugherty has owned and operated
                              pawnshops since 1971.

A. R. Dike                    Mr. Dike has owned and served as Chairman of the Board and     1988
  (67)                        Chief Executive Officer of The Dike Co., Inc. (a private
                              insurance agency) for over twenty years. He served as
                              Chairman of Willis Corroon Life, Inc. of Texas from 1991
                              through June 1999.

Daniel R. Feehan              Mr. Feehan assumed the position of Chief Executive Officer     1984
  (52)                        and President of the Company in February 2000, and prior to that served as President and Chief Operating Officer since
                              January 1990.

James H. Graves               Mr. Graves has served as Managing Director and Partner of      1996
  (54)                        Erwin, Graves & Associates, LP, a management consulting
                              firm located in Dallas, Texas, since January 2002. From
                              November 2000 until January 2002 he served as Managing
                              Director -- Investment Banking for UBS Warburg, and prior
                              to that he served as Chief Operating Officer and head of
                              Equity Capital Markets at J. C. Bradford & Co., a Nashville
                              based securities firm (acquired by Paine Webber in 2000),
                              where he worked for more than five years.

                                                                                            DIRECTOR
NAME AND AGE                          PRINCIPAL OCCUPATION DURING PAST FIVE YEARS            SINCE
------------                          -------------------------------------------           --------
B. D. Hunter                  Mr. Hunter has served since January 2000 as Vice Chairman      1984
  (73)                        of the Board of Service Corporation International, a
                              publicly held company that owns and operates funeral homes and related businesses. For more than five years, Mr.
                              Hunter has served as Chairman of the Board of Huntco, Inc.
                              ("Huntco"), an intermediate steel processing company. He
                              served as Chief Executive Officer of Huntco until May 2000.
                              In February 2002, Huntco filed for protection under Chapter
                              11 of the U.S. Bankruptcy Code during a severe downturn in the steel industry.

Timothy J. McKibben           Mr. McKibben has served as Chairman of the Board of Ancor      1996
  (54)                        Holdings, L.P., a private investment firm, since 1993, and prior to that he served as Chairman of the Board and
                              President of Anago Incorporated, a medical products
                              manufacturing company he co-founded in 1978.

Alfred M. Micallef            Mr. Micallef has served as President since 1974, and           1996
  (60)                        currently as Chairman of M International-Nev, Inc.,
                              formerly known as JMK International, Inc., a holding
                              company of rubber and plastics manufacturing businesses.

Clifton H. Morris, Jr.        Mr. Morris has served as Executive Chairman of the Board of    1998
  (67)                        AmeriCredit Corp., a national automobile consumer finance
                              company, since July 1988, and until July 2000 he also
                              served as its Chief Executive Officer and President. Mr.
                              Morris also served as a director of the Company from 1984
                              to 1996.

     Each nominee for election as a director has consented to serve if elected. The Board of Directors does not contemplate that any of the above-named nominees for director will be unable to accept election as a director of the Company. Should any of them become unavailable for election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote such shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

     Certain nominees for director of the Company hold directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Dike is a director of AmeriCredit Corp. Mr. Feehan is a director of RadioShack Corporation, AZZ incorporated and Calloway's Nursery, Inc. Mr. Graves is a director of Hallmark Financial Services, Inc. and Detwiler Mitchell & Co. Mr. Hunter is a director of Service Corporation International. Mr. McKibben is a director of Calloway's Nursery, Inc. Mr. Micallef is a director of Lone Star Technologies, Inc. Mr. Morris is a director of AmeriCredit Corp. and Service Corporation International.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 2002. Standing committees of the Board include the Executive Committee, Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. The Executive Committee did not meet during fiscal 2002.

     The Audit Committee's principal responsibilities are described under "Audit Committee Report" in this Proxy Statement. Its members are Messrs. Graves, McKibben and Morris. The Audit Committee held five meetings during fiscal 2002.

     The Executive Compensation Committee oversees and administers the Company's executive compensation program and administers the Company's 1994 Long-Term Incentive Plan. Its decisions and recommendations relating to executive compensation are reviewed by the full Board of Directors. Its members are Messrs. Hunter, Dike, and Micallef. The Committee held two meetings during fiscal 2002.

     The Nominating and Corporate Governance Committee considers and recommends to the Board qualified candidates for inclusion on the slate of nominees for the Board of Directors. In addition, the Committee assists in developing and recommending corporate governance principles and practices, including determining director independence and committee membership and periodically evaluating the performance of the Board and the Chief Executive Officer. Its members are Messrs. Graves, McKibben and Micallef. The Committee was formed in 2002 and did not hold its first formal meeting until January 2003.

     All directors attended 75% or more of the total number of meetings of the Board and of committees on which they serve.

DIRECTORS' COMPENSATION

     Directors each receive a retainer of $2,500 per quarter. In addition, Board members receive $3,000 per Board meeting attended, Executive Committee members receive meeting fees for each Executive Committee meeting attended ($1,875 for the chair of the committee and $1,500 for other members), and all other committee members receive meeting fees for each committee meeting attended ($1,250 for the committee chairs and $1,000 for the other members).

     Effective October 25, 1989, options to purchase shares of the Company's common stock were granted under the 1989 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") in the following amounts (after adjustment for stock splits in 1990 and 1992): 225,000 shares to each non-employee director serving on the Executive Committee of the Board of Directors (i.e., Mr. Morris), 150,000 shares to each other non-employee director with at least two years of service on the Board of Directors as of the date of grant (i.e., Mr. Hunter) and 120,000 shares to each other non-employee director (i.e., Mr. Dike). The exercise price for all shares underlying such options is $6.33 (after adjustment for stock splits in 1990 and 1992). The options expire October 25, 2004. As a condition to participation in the Non-Employee Director Plan, each director named above in this paragraph entered into a Consultation Agreement with the Company dated as of April 25, 1990. Under these Agreements, the non-employee directors have agreed to serve the Company in an advisory and consulting capacity. They do not receive any additional compensation under these Agreements.

     The Company's 1994 Long-Term Incentive Plan also provides for the grant of stock options to non-employee directors. Under this Plan, non-employee directors receive options to purchase 5,000 shares of the Company's common stock upon joining the Board of Directors. Those directors continuing their service receive options for 2,500 shares at the time of each annual meeting of shareholders. In each case, the exercise price of the options is the closing price of the Company's common stock on the New York Stock Exchange on the day preceding the grant date. The options issued under this Plan vest one year after the grant date and expire upon the earlier of five (5) years after the director's retirement date or ten (10) years after the grant date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company has only one outstanding class of equity securities, its Common Stock, par value $.10 per share.

     The following table sets forth certain information, as of the Record Date, with respect to each person or entity who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock. The information below was derived solely from filings made by these owners with the Securities and Exchange Commission.

                                                              AMOUNT OF        PERCENT
NAME AND ADDRESS OF                                           BENEFICIAL         OF
BENEFICIAL OWNER                                              OWNERSHIP         CLASS
-------------------                                           ----------       -------
Eagle Asset Management, Inc. ...............................  1,792,211(1)      7.25%
880 Carillon Parkway
St. Petersburg, Florida 33716
Dimensional Fund Advisors Inc. .............................  1,698,390(1)(2)   6.96%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
David L. Babson & Company Inc. .............................  1,696,355(3)      6.95%
One Memorial Drive
Cambridge, Massachusetts 02142

---------------

(1) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that the named owner has sole voting power with regard to, and the sole right to dispose of, all of the shares that it beneficially owns.

(2) Dimensional Fund Advisors, Inc. is a registered investment advisor. The shares beneficially owned by it are held by various investment companies and other entities whose investment accounts are managed by Dimensional Fund Advisors, Inc. It disclaims beneficial ownership of these shares.

(3) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that David L. Babson & Company Inc. has sole voting power with regard to 1,604,447 shares, has shared voting power with regard to 91,908 shares, and has the sole right to dispose of all 1,696,355 shares.

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of March 5, 2003 by its directors, nominees for election as directors, named executive officers, and all directors and executive officers as a group.

                                                                 AMOUNT AND NATURE OF      PERCENT
                            NAME                              BENEFICIAL OWNERSHIP(1)(2)   OF CLASS
                            ----                              --------------------------   --------
Jack Daugherty..............................................            306,159              1.25%
A. R. Dike..................................................            148,500               .61%
Daniel R. Feehan............................................            718,972              2.90%
James H. Graves.............................................             36,061               .15%
B. D. Hunter................................................            177,500(3)            .73%
Timothy J. McKibben.........................................             20,400              *
Alfred M. Micallef..........................................             32,500               .13%
Clifton H. Morris, Jr. .....................................            242,000(4)            .99%
James H. Kauffman...........................................            151,115               .62%
Thomas A. Bessant, Jr. .....................................             61,827               .25%
Michael D. Gaston...........................................             39,015(5)            .16%
Jerry D. Finn...............................................             26,325               .11%
All Directors and Executive Officers as a group (15                                          8.19%
  persons)..................................................          2,102,326(6)

---------------

 *  Indicates ownership of less than .1% of the Company's Common Stock.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) Except for the percentages of certain parties that are based on options exercisable within sixty days of March 5, 2003, as indicated below, the percentages indicated are based on 24,275,409 shares of Common Stock issued and outstanding on March 5, 2003. In the case of parties holding options, the percentage ownership is calculated on the assumption that the shares presently purchasable or purchasable within the next sixty days underlying such options are outstanding. The shares subject to options that are exercisable within sixty days of March 5, 2003 are as follows: Mr. Daugherty -- 161,672 shares; Mr. Dike -- 132,500 shares; Mr.
    Feehan -- 480,418 shares; Mr. Hunter -- 162,500 shares; Messrs. Graves and McKibben -- 17,500 shares each; Mr. Micallef -- 12,500 shares; Mr.
    Morris -- 240,000 shares; Mr. Kauffman -- 43,750 shares; Mr.
    Bessant -- 16,850 shares; Mr. Gaston -- 26,703 shares; and Mr.
    Finn -- 26,175 shares.

(3) This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(4) This amount includes 2,000 shares owned by Mr. Morris' wife.

(5) This amount includes 2,000 shares owned by Mr. Gaston's wife.

(6) This amount includes 1,395,418 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's executive officers and directors are required to file under
Section 16(a) of the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, and written representations from individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 2002 all filing requirements applicable to executive officers and directors have been complied with, except that William R. Horne, Executive Vice President -- Information Technology, filed a late Form 4.

                             EXECUTIVE COMPENSATION

     The following sets forth information for each of the Company's last three fiscal years concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION -
                                                                       AWARDS
                                                                   --------------
                                                                     SECURITIES
                                            ANNUAL COMPENSATION      UNDERLYING
                                            --------------------      OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)       SAR(#)       COMPENSATION($)(1)
---------------------------          ----   ---------   --------   --------------   ------------------
Daniel R. Feehan,..................  2002    441,501    290,761        62,500             40,317
Chief Executive Officer              2001    423,469    112,468            --             38,101
and President(2)                     2000    383,438     59,058       150,000             35,637
James H. Kauffman,.................  2002    271,318    138,757        25,000             12,957
Executive Vice President --          2001    278,415     55,871            --              8,797
International Operations             2000    263,415     54,228        50,000              8,103
Thomas A. Bessant, Jr.,............  2002    215,088    113,089        25,000              5,950
Executive Vice President --          2001    203,942     43,356            --              6,052
Chief Financial Officer              2000    178,500     21,994        50,000              5,118
Michael D. Gaston,.................  2002    203,310    106,896        25,000              7,290
Executive Vice President --          2001    196,290     41,670            --              6,449
Business Development                 2000    187,008     29,362        50,000              5,762
Jerry D. Finn,.....................  2002    200,750    105,550        25,000              7,355
Executive Vice President --          2001    193,308     41,045            --              6,064
Domestic Pawn Operations             2000    182,000      7,213        50,000              5,289

---------------

(1) The amounts disclosed in this column for 2002 include:

     (a) Company contributions of the following amounts under the Company's 401(k) Savings Plan on behalf of Mr. Feehan: $14,174; Mr. Kauffman:
           $7,053; Mr. Bessant: $5,752; Mr. Gaston: $6,499; and Mr. Finn:
           $5,394.

     (b) Payment by the Company of premiums for term life insurance on behalf of Mr. Feehan: $1,143; Mr. Kauffman: $5,904; Mr. Bessant: $198; Mr.
           Gaston: $791; and Mr. Finn: $1,961.

     (c) Annual premium payments under split-dollar life insurance policies on Mr. Feehan ($25,000).

(2) Mr. Feehan assumed the position of Chief Executive Officer and President effective February 1, 2000.

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 2002.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                   NUMBER OF       % OF TOTAL
                                   SECURITIES     OPTIONS/SARS
                                   UNDERLYING      GRANTED TO    EXERCISE OR                 GRANT DATE
                                  OPTIONS/SARS    EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                             GRANTED (#)(1)   FISCAL YEAR      ($/SH)         DATE          $(2)
----                             --------------   ------------   -----------   ----------   -------------
Daniel R. Feehan...............      62,500           14.6            7.95      01/23/12       387,500
Thomas A. Bessant, Jr. ........      25,000            5.8            7.95      01/23/12       155,000
James H. Kauffman..............      25,000            5.8            7.95      01/23/12       155,000
Michael D. Gaston..............      25,000            5.8            7.95      01/23/12       155,000
Jerry D. Finn..................      25,000            5.8            7.95      01/23/12       155,000

---------------

(1) These stock options were granted on January 23, 2002 and vest in 25% increments on each anniversary date of the grant beginning January 23, 2003, or in accordance with certain share price appreciation criteria as follows:
    The options would vest 50% if the market price of the Company's common stock equals or exceeds 150% of the exercise price for 20 consecutive calendar days, and the options would vest 100% if the market price equals or exceeds 200% of the exercise price for 20 consecutive calendar days.

(2) As permitted by the Securities and Exchange Commission's rules on executive compensation disclosure, the company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations are based upon the following assumptions as of the grant date: (i) dividend yield per share of .63% based on the Company's history of dividend payments; (ii) volatility of 56.69%;
    (iii) an expected option term of approximately 8 years; and (iv) a risk-free rate of return of 5.23% (based on the then quoted yield of U.S. Treasury Strips maturing approximately 8 years from the grant date).

     The following table provides information concerning option exercises in fiscal 2002 and the value of unexercised options held by each of the named executive officers at the end of the Company's last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                            NUMBER OF
                                                                           SECURITIES         VALUE OF
                                                                           UNDERLYING        UNEXERCISED
                                                                           UNEXERCISED      IN-THE-MONEY
                                                                         OPTIONS/SARS AT   OPTIONS/SARS AT
                                                                           FY-END (#)       FY-END ($)(1)
                                                                         ---------------   ---------------
                                        SHARES ACQUIRED      VALUE        EXERCISABLE/      EXERCISABLE/
NAME                                    ON EXERCISE (#)   REALIZED ($)    UNEXERCISABLE     UNEXERCISABLE
----                                    ---------------   ------------   ---------------   ---------------
Daniel R. Feehan......................      --               --          464,793/278,643   959,611/98,125
James H. Kauffman.....................      --               --           37,500/112,500       -0-/39,250
Thomas A. Bessant, Jr. ...............      --               --            10,600/88,629    19,012/39,250
Michael D. Gaston.....................      --               --            20,453/95,453       -0-/39,250
Jerry D. Finn.........................    5,000            19,535          24,925/88,125     7,786/39,250

---------------

(1) Values stated are based upon the closing price of $9.52 per share of the Company's Common Stock on the New York Stock Exchange on December 31, 2002, the last trading day of the fiscal year.

     The following table summarizes the Company's equity compensation plan information as of December 31, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                              COMMON SHARES
                                                                                          AVAILABLE FOR FUTURE
                                        COMMON SHARES TO BE        WEIGHTED-AVERAGE       ISSUANCE UNDER EQUITY
                                      ISSUED UPON EXERCISE OF     EXERCISE PRICE OF        COMPENSATION PLANS
                                       OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                           WARRANTS AND RIGHTS      WARRANTS AND RIGHTS     REFLECTED IN COLUMN(A))
-------------                         -----------------------   ----------------------   -----------------------
                                                (A)                      (B)                       (C)
Equity compensation plans approved
  by the Company's shareholders.....         4,373,754(1)               $8.13                   1,161,488(2)
Equity compensation plans not
  approved by the Company's
  shareholders(3)...................                --                     --                          --
Totals..............................         4,373,754                  $8.13                   1,161,488

---------------

(1) Consists of the following shares of stock to be issued upon the exercise of outstanding stock options granted under the following plans:

     (a)307,500 shares under the 1987 Stock Option Plan

     (b)405,000 shares under the 1989 Key Employee Stock Option Plan

     (c)1,545,000 shares under the 1989 Non-Employee Director Stock Option Plan

     (d)2,116,254 shares under the 1994 Long-Term Incentive Plan

(2) Consists entirely of shares available for issuance under the 1994 Long-Term Incentive Plan.

(3) The Company has no equity compensation plans that were not approved by the Company's shareholders.

COMPENSATION COMMITTEE REPORT

  OVERALL EXECUTIVE COMPENSATION POLICIES

     The basic philosophy of the Company's executive compensation program is to link the compensation of its executive officers to their contribution toward the enhancement of shareholder value. Consistent with that philosophy, the program is designed to meet the following policy objectives:

     - Attracting and retaining qualified executives critical to the long-term success of the Company.

     - Tying executive compensation to the Company's general performance and specific attainment of long-term strategic goals.

     - Rewarding executives for contributions to strategic management designed to enhance long-term shareholder value.

     - Providing incentives that align the executives' interests with those of the Company's shareholders.

  ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of the following elements designed to meet the policy objectives set out above:

     Base Salary

     The Committee sets the annual salary of the Company's Chief Executive Officer and reviews the annual salaries of the Company's other executive officers. In setting appropriate annual salaries, the Committee takes into consideration the minimum salaries set forth in certain executives' employment contracts (described elsewhere in this Proxy Statement), the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company's overall compensation structure, and the relative compensation of executives in similar positions in the marketplace. The Committee relies on information supplied by an outside compensation consulting firm pertaining to competitive compensation. The Company's executive compensation program is designed to position base salary at the 50th percentile of the competitive market and total cash compensation, including annual performance incentives, at the 75th percentile of the competitive market. The Committee believes that very few of the companies in the peer groups described below under "Performance Graph" are included in the surveys used for compensation comparisons. Those surveys represent a much broader collection of U.S. companies.

     Annual Incentive Compensation

     The Company's executive compensation program consists of both short-term and long-term incentive components.

     a. Short-Term Component

     Under this component, the Company's executive officers are eligible to receive annual incentive cash bonuses, depending on the extent to which the Company's operating performance for the year exceeds that of the previous year. In the event the Company's operating performance hits a specified target under the financial plan, then the officers' bonuses are equal to certain percentages of their annual base salaries. The target bonus percentage for the Company's Chief Executive Officer is 50%. The target bonus percentages for the other officers vary depending upon each officer's position with the Company, and the bonus amount increases in the event the Company's operating performance exceeds the financial plan.

     b. Long-Term Component

     Under this component, the Company's executive officers are eligible to receive long-term incentive grants in the form of restricted stock and/or stock options, with the number of shares of stock and/or options tied to certain percentages of the officers' annual base salaries. The applicable percentage varies depending upon the officer's position with the Company. The allocation between restricted stock and stock options is determined by the Committee at its discretion. The Company's 1994 Long-Term Incentive Plan (the "1994 Plan") allows for these forms of stock-based long-term incentive compensation awards. This long-term incentive component is designed to further the objective of fostering and promoting improvement in long-term financial results and increases in shareholder value. The Company has granted options to its executive officers in recent years at an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange on the day preceding the date of grant. This arrangement rewards effective management that results in long-term increases in the Company's stock price. The options granted to certain of the Company's executive officers in 2002 vest in 25% increments on each of the first four anniversaries of the date of grant. However, vesting accelerates if the Company's stock price hits certain target levels: the options vest 50% if the stock price equals or exceeds 150% of the exercise price for twenty consecutive calendar days, and the options vest 100% if the stock price equals or exceeds 200% of the exercise price for twenty consecutive calendar days. With these grants, the Company further strengthened the link between its senior management's interests and those of the Company's shareholders.

     Deductibility Cap on Executive Compensation

     A federal tax law enacted in 1994 disallows corporate deductibility for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. Although the cash compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers is well below the $1,000,000 level in each case, the Committee determined that the Company should seek to ensure that future stock option and performance award compensation under the 1994 Plan qualifies as "performance-based compensation." Accordingly, the 1994 Plan is intended to meet the requirements of this tax law and thereby preserve full deductibility of both stock option and stock-based performance award compensation expense.

  CEO'S COMPENSATION FOR FISCAL 2002

     The fiscal 2002 salary of Mr. Daniel R. Feehan, Chief Executive Officer of the Company, was based primarily on his rights under his employment agreement with the Company. Under that agreement, Mr. Feehan's minimum base salary was $433,000. At the same time in 2002 that other Company officers received merit increases in their base salaries, the Committee approved a 3% increase in Mr. Feehan's base salary. The Committee believes that the total cash compensation paid to Mr. Feehan was appropriate in light of the Company's accomplishments in 2002 and the performance of the Company's core lending operations during the year.

     These 2002 accomplishments also support the Committee's belief that the fiscal 2002 cash compensation of the Company's other executive officers was set at appropriate levels.

                        EXECUTIVE COMPENSATION COMMITTEE

                             B.D. Hunter, Chairman
                                   A.R. Dike
                               Alfred M. Micallef

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on Page 12 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Executive Compensation Committee of the Company's Board of Directors is an officer, former officer, or employee of the Company or any subsidiary of the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     As a condition to receiving grants of options under the 1989 Key Employee Stock Option Plan for Cash America International, Inc., Messrs. Daugherty and Feehan entered into employment agreements with the Company dated April 25, 1990. Effective August 1, 1997, Messrs. Daugherty and Feehan entered into amended and restated employment agreements with the Company. In conjunction with his retirement from the position of Chief Executive Officer of the Company, Mr. Daugherty entered into an amended and restated employment agreement with the Company effective February 1, 2000. Mr. Feehan's employment agreement was amended effective April 29, 2001.

     The initial term of Mr. Feehan's agreement expires April 30, 2006. Under his agreement, compensation is determined annually by the Company's Board of Directors, subject to minimum annual compensation of $433,000. Included in the agreement is Mr. Feehan's covenant not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreement also provides that if he is terminated by the Company other than for cause, the Company will pay to Mr. Feehan the remainder of his current year's salary plus an amount equal to his salary, at the then current rate, for a period equal to the greater of three years or the remainder of the term of the agreement, with that amount payable in thirty-six equal monthly installments. In the event he resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreement), he will be entitled to earned and vested bonuses at the date of termination plus the remainder of his current year's salary (undiscounted) plus the present value (employing an interest rate of 8%) of five additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period).

     The term of Mr. Daugherty's agreement expires January 31, 2005, with no provision for renewal or extension. His annual compensation under the agreement is $200,000. Included in the agreement is Mr. Daugherty's covenant not to compete with the Company during the term of his employment and for a period of three years thereafter. The agreement also provides that if Mr. Daugherty is terminated by the Company other than for cause, the Company will pay him the remainder of his current year's salary plus an amount equal to his salary, at the then current rate, for a period equal to the greater of three years or the remainder of the term of the agreement, with that amount payable in thirty-six equal monthly installments. However, the agreement does not provide for any separation payment following a "change in control."

PERFORMANCE GRAPH

     The following Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Common Stock, (2) the Standard & Poor's 500 Index, and (3) the common stock of a peer group of companies whose returns are weighted according to their respective market capitalizations. The values of each investment as of the beginning of each year are based on share price appreciation and the reinvestment of dividends. The peer group consists of the other companies in the pawnbroking industry with publicly traded common stock.

                            TOTAL RETURN PERFORMANCE

                              (PERFORMANCE GRAPH)

                                                Period Ending
--------------------------------------------------------------------------------------
                       12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
--------------------------------------------------------------------------------------
 Cash America
  International,
  Inc.                  100.00     117.81      75.99      34.33      67.14     75.64
 S&P 500                100.00     128.55     155.60     141.42     124.63     96.95
 Peer Group             100.00     102.04      54.99      17.16      36.60     58.87

TRANSACTIONS WITH MANAGEMENT

     In December 1999, the Company sold the assets of three of its pawnshop units, along with certain real estate, to Ace Pawn, Inc. ("Ace"), a corporation controlled by the Company's then Chairman of the Board and Chief Executive Officer Jack R. Daugherty. The sales price of $4,520,000 for these assets was determined by the independent appraisal of a nationally recognized consulting firm, which was engaged at the direction of the Executive Compensation Committee of the Board of Directors. The Company financed Ace's purchase of the assets, receiving promissory notes secured by a security interest in all of Ace's assets. During 2002, the highest unpaid balance of principal and accrued interest on these notes was $3,162,665. Simultaneously with the purchase of the three pawnshops, Ace entered into standard form Franchise Agreements with the Company to operate the pawnshops as franchised "Cash America" units. Ace repaid the notes in full in January 2003 and continues to operate the pawnshops under the Franchise Agreements.

     The Board of Directors of the Company adopted an officer stock loan program in 1994, modified the program in 1996 and in 2001, and discontinued the program in 2002 with no further principal advances to be made. The purpose of the program was (i) to facilitate and encourage the ownership of Company common stock by the officers of the Company and (ii) to establish the terms for stock loan transactions with officers. Participants in the program could utilize loan proceeds to acquire and hold common stock of the Company by means of option exercises or otherwise. The stock held as a result of the loan is pledged to the Company to secure the obligation to repay the loan. At its July 24, 2002 meeting, the Board further modified the program as follows: the interest rate on all outstanding loans was set at a fixed rate of six percent (6%) per annum; all outstanding loans were converted to a five-year maturity date with all principal and interest due at maturity; and all of the prior triggering events that could cause the loan to become a nonrecourse obligation to the borrower, except for a "change in control" of the Company, were eliminated. As of February 28, 2003, Messrs. Feehan, Kauffman, and Bessant had stock loans outstanding under this program in the aggregate principal amounts of $2,674,379, $431,779, and $364,087, respectively. These were also the highest amounts by which these individuals were indebted under the program during 2002.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of Cash America International, Inc. (the "Company") reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. Each of the Audit Committee members satisfies the definition of independent director as established in the New York Stock Exchange Listing Standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the proxy statement for the Company's 2001 annual meeting of shareholders. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed with the SEC," nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee has reviewed the audited consolidated financial statements of the Company and discussed these statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants during the 2002 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committee, as amended).

     The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and be filed with the U.S. Securities and Exchange Commission.

                                AUDIT COMMITTEE

                           James H. Graves, Chairman
                             Clifton H. Morris, Jr.
                              Timothy J. McKibben

AUDIT AND NON-AUDIT FEES

     For the 2002 fiscal year, the Company's principal accountants, PricewaterhouseCoopers LLP, billed the Company for the categories of services set forth below. The Audit Committee considered the effect of the fees shown for "Financial Information Systems Design and Implementation" and "All Other Fees" on the principal accountants' independence.

AUDIT AND RELATED FEES:

Audit of Consolidated Financial Statements..................  $190,000
SAS 70 Short-term Cash Advances Systems Audit...............    91,407
Harvey & Thompson Ltd. ("H&T") Audit........................    88,194
10-Q Quarterly Reviews......................................    27,632
Svensk Pantbelaning Audit...................................    27,557
Adoption of FAS 142 Review (2nd Quarter 10-Q)...............     4,124
SEC Consent Letter for innoVentry Financials (2001 10-K)....     3,000
Meeting with Audit Committee Chairman.......................     1,011
                                                              --------
          Total.............................................  $432,925

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION:   $     -0-

ALL OTHER FEES:

Tax Services for H&T........................................   $ 19,431
401(k) Savings Plan Audit...................................     16,393
Accounting Assistance on H&T's 2001 Statutory Accounts......      4,811
Officer's Tax Consultation and Return Preparation...........      4,770
Stock Option Accounting Research............................      3,872
Uniform Franchise Offering Circular Filing Reviews and
  Consents..................................................      3,498
Expatriate Tax Consulting...................................      1,155
Form S-8 Consent............................................      1,039
                                                               --------
          Total.............................................   $ 54,969
                                                               --------
          Grand Total.......................................   $487,894
                                                               ========

                            INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP of Fort Worth, Texas served as independent public accountants for the Company for fiscal 2002 and has reported on the Company's financial statements. The Audit Committee of the Board of Directors of the Company has selected PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending December 31, 2003 and recommends to the shareholders that they ratify this selection for the ensuing fiscal year ending December 31, 2003. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and will be available to respond to appropriate questions at such meeting.

     While shareholder ratification is not required for the selection of PricewaterhouseCoopers LLP since the Audit Committee of the Board of Directors has the responsibility for the selection of the Company's independent public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinion on the selection. This opinion will be taken into consideration in future deliberations.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 2003 FISCAL YEAR.

                                 OTHER BUSINESS

     Any proposal to be presented by a shareholder at the Company's 2004 Annual Meeting of Shareholders must be presented to the Company by no later than November 21, 2003. Also, Shareholders may propose director candidates for consideration by the Board's Nominating and Corporate Governance Committee. Any such proposal must be sent in writing to the Corporate Secretary of the Company at the Company's address set forth at the beginning of this Proxy Statement by no later than November 21, 2003.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed reply envelope.

                                               By Order of the Board of
                                               Directors,

                                                    Hugh A. Simpson
                                                       Secretary

March 28, 2003

                        CASH AMERICA INTERNATIONAL, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR ANNUAL MEETING APRIL 23, 2003

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and Hugh A. Simpson, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the "Company") to be held in Fort Worth, Texas on April 23, 2003, and at any adjournment thereof, all of the stock of the Company standing in my name as of the record date of March 5, 2003 on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

        (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON REVERSE SIDE)

--------------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            * FOLD AND DETACH HERE *

                                                                Mark Here    [ ]
                                                                for Address
                                                                Change or
                                                                Comments
                                                                SEE REVERSE SIDE


ELECTION OF DIRECTORS,           FOR                WITHHOLD      2.  Ratification of the appointment of PricewaterhouseCoopers LLP
                          all nominees listed      AUTHORITY          as independent auditors for the year 2003.
NOMINEES:                  (except as marked    to vote for all
01 Jack R. Daugherty        to the contrary)    nominees listed               FOR             AGAINST         ABSTAIN
02 A. R. Dike
03 Daniel R. Freehan              [ ]                 [ ]                     [ ]                [ ]             [ ]
04 James H. Graves
05 B.D. Hunter
06 Timothy J. McKibben                                            3.  In their discretion, the proxies are authorized to vote upon
07 Alfred M. Micallef                                                 such other business as may properly come before the meeting or
08 Clifton H. Morris, Jr.                                             any adjournments thereof.



FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

--------------------------------------------------------------------------------


SIGNATURE ________________________________________________ SIGNATURE ___________________________________________ DATE ______________

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
      TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                                                             *  FOLD AND DETACH HERE *